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Exhibit 10.26

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act. Asterisks denote omissions.

LICENSE AGREEMENT

        This License Agreement (the "Agreement") is entered into by and between CROSS MEDICAL PRODUCTS, INC., a Delaware corporation ("Cross"), on the one hand, and Alphatec Manufacturing, Inc. ("Licensee") on the other hand (collectively, the "Parties"), effective as of April 24, 2003 (the "Effective Date").

RECITALS

        A.    Cross is the owner of all rights, title, and interest in and to United States Patent Nos. 5,466,237 and 5,474,555; and

        B.    The Parties hereby agree to enter into this License Agreement regarding the '237 Patent and the '555 Patent.

ARTICLE 1.
DEFINITIONS

        1.1    "'555 Patent" shall mean U.S. Patent No. 5,474,555; all patents issued from any divisions, reissues, and continuations of U.S. Patent No. 5,474,555 or from any application on which U.S. Patent No. 5,474,555 is based or from which it claims priority; and all foreign patents or patent applications that correspond to or claim priority from U.S. Patent No. 5,474,555 or any application on which it is based or from which it claims priority.

        1.2    "'237 Patent" shall mean U.S. Patent No. 5,466,237; all patents issued from any divisions, reissues, and continuations of U.S. Patent No. 5,466,237 or from any application on which U.S. Patent No. 5,466,237 is based or from which it claims priority; and all foreign patents or patent applications that correspond to or claim priority from U.S. Patent No. 5,466,237 or any application on which it is based or from which it claims priority.

        1.3    "Licensed Product" shall refer to the polyaxial screw component of any spinal implant products, devices or solutions that stabilize the spine during spinal fusions including, without limitation, the products and devices described in Exhibit A.

ARTICLE 2.
LICENSE GRANT

        2.1    Cross hereby grants to Licensee a non-exclusive, non-transferable (except as set forth in Article 6), right and license, under the '237 Patent and under the '555 Patent to make, have made, use, sell, offer for sale, and import the Licensed Products.

        2.2    Licensee shall not have any right to sublicense any of the rights granted in Article 2.1 to any third party without the prior written consent of Cross.

ARTICLE 3.
ROYALTY AND PAYMENTS

        3.1    Licensee agrees to pay Cross a continuing royalty, through the term of this Agreement, equal to $[***] per Licensed Product sold, imported, or used anywhere in the world, which amount shall increase by [***]% each year. Accordingly, for the period between [***] and [***] years from the Effective Date of this Agreement, the royalty shall be $[***] per Licensed Product, for the period between [***] and [***] years from the Effective Date of this Agreement, the royalty shall be $[***] per Licensed Product, and so on.

        3.2    Licensee agrees to make payments [***] times per year for royalties accrued in each calendar quarterly period. Payments shall be made on or before thirty (30) days following the end of each calendar quarter.

        3.3    Concurrently with the payments set forth in Article 3.2, Licensee shall provide to Cross a statement of the most recent quarterly worldwide sales, imports, and uses of the Licensed Products. Licensee shall maintain records of all worldwide sales, imports, and uses of the Licensed Products for at least [***] years from the date of such sales, imports and uses.

        3.4    [***], Cross shall have the right to have an independent third party accounting firm audit, at Cross' expense, Licensee's compliance with Articles 3.1, 3.2, and 3.3. The auditor shall maintain in confidence any prices, costs, profits, or other financial information obtained during the course of the audit. Upon completion of the audit, the auditor shall notify Cross whether Licensee complied with Articles 3.1, 3.2, and 3.3, and, if not, what the correct royalty should have been. Licensee shall remedy any failure to pay the correct royalty within ten business days. In the event that any such audit reveals an underpayment of [***]% or more, Licensee shall reimburse Cross for all expenses associated with the audit.

        3.5    To the extent an exchange rate between a foreign currency and U.S. currency is required for any obligation hereunder, the rate shall be the exchange rate on the last business day of the quarterly period in which the obligation is due as determined by that day's Wall Street Journal, Western Edition.

        3.6    In the event that any statement and payment are not made by Licensee by the date provided under this Agreement, interest shall be payable on the past due amounts at the rate equal to the prime lending rate, as published in the Wall Street Journal, Western Edition, plus [***]%, compounded monthly, from the date payment was due until the date of actual payment. Licensee shall also pay any collection costs incurred by Cross including, without limitation, reasonable attorneys' fees.

        3.7    All payments required under this Agreement shall be paid in United States currency, without deduction of taxes or any other costs of any kind, and shall be wired to the bank account of Cross Medical Products using the following wiring instructions:

        [***]

        Cross may, from time to time, change these payment instructions by giving Licensee 10 days' notice pursuant to Article 7.

        3.8    These payments are being made as part of a compromise of a dispute and to avoid litigation regarding the '237 Patent and the '555 Patent and shall be nonrefundable, regardless of any ruling by any court regarding the scope, validity, or enforceability of the '237 Patent or the '555 Patent. In addition, this Agreement-and the royalty required to be paid in the future pursuant to this Agreement-shall remain in full force and effect without modification regardless of any ruling by any court regarding the scope, validity, or enforceability of the '237 Patent or the '555 Patent.

        3.9    Licensee shall mark all Licensed Products with the "237 Patent and the "555 Patent numbers in compliance with the requirements of 35 U.S.C. § 287(a).

ARTICLE 4.
REPRESENTATIONS AND WARRANTES

        4.1    Cross represents, warrants, and covenants that (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein, and (ii) it has not previously granted and will not grant any rights or licenses in conflict with the rights and licenses granted herein.

        4.2    Licensee represents, warrants, and covenants that it has not and will not take any steps to invalidate, reexamine, or otherwise challenge the '237 Patent or the '555 Patent.

ARTICLE 5.
TERM AND TERMINATION

        5.1    This Agreement shall remain in effect until the later of the expiration of the last remaining patent among the '237 Patent and the '555 Patent, unless terminated earlier pursuant to this Article.

        5.2    Cross may terminate this Agreement upon providing 30 days' notice and an opportunity to cure if any of the following occur:

          5.2.1    Licensee fails to make any payment required under this Agreement within thirty days after payment is due; or

          5.2.2    Licensee materially breaches this Agreement.

        5.3    Licensee may terminate this Agreement upon providing 30 days' notice and an opportunity to cure if Cross materially breaches this Agreement.

        5.4    Cross may terminate this Agreement without notice if a receiver is appointed for Licensee or proceedings are commenced by, for, or against Licensee under any bankruptcy, insolvency, or debtor's relief law.

        5.5    A termination of this Agreement shall not relieve Licensee of liability for any payments accrued or owing at the time of termination.

ARTICLE 6.
ASSIGNMENTS

        6.1    The Parties may assign any or all of their rights or delegate any or all of their duties under this Agreement only upon the prior written consent of the other party. But such content shall not be unreasonably withheld in the event a party wishes to assign this Agreement to a purchaser of all or substantially all of its assets relating to the '237 Patent, the '555 Patent, or the Licensed Product.

ARTICLE 7.
NOTICES

        7.1    Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and served by facsimile, hand, U.S. first class mail, or overnight courier, addressed to:

    If to Cross:

    President
    Interpore Cross International, Inc.
    181 Technology Drive
    Irvine, California 92618
    Fax: (949) 453-3225

    with a copy to:

    Bruce D. Kuyper, Esq.
    Latham & Watkins LLP
    633 West Fifth Street, Suite 4000
    Los Angeles, California 90071-2007
    Fax: (213) 891-8763

    If to Licensee:

    CEO
    Shunshiro Yoshimi
    6100 Corte del Cedro
    Carlsbad, CA 92009
    Fax (760) 431-1573

        Any notice given in the manner herein provided shall be effective on the date the notice is (i) faxed and acknowledged, (ii) personally served, or (iii) sent by first class mail or overnight carrier, postage prepaid and properly addressed.

ARTICLE 8.
GENERAL PROVISIONS

        8.1    The Parties agree that this Agreement shall inure to the benefit of and be binding upon each of their respective agents, representatives, shareholders, officers, directors, attorneys, employees, permitted assigns, subsidiaries, insurers, and predecessor or successor companies.

        8.2    The Parties agree that any action to enforce or interpret this Agreement must be filed in the Superior Court of Orange County or in the United States District Court for the Central District of California, and that personal jurisdiction and venue is appropriate in those courts. This Agreement shall be deemed executed and delivered in the State of California, and shall be construed and governed by the internal laws of the State of California, without regard to California's conflict of law provisions.

        8.3    It is the belief of the Parties that this Agreement does not contain any provision contrary to law. However, if any part of this Agreement shall be determined to be illegal, invalid, or unenforceable, that part shall be replaced with an enforceable provision that is closest in intent and economic effect to the severed provision, so long as the revised Agreement continues to fulfill the original intent of the Parties.

        8.4    No delay or omission by any party to exercise any right or power occurring upon any default by another party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by any party of any of the covenants, conditions, or agreements to be performed by another party shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained.

        8.5    This Agreement may be executed in counterparts and transmitted by facsimile, each of which shall constitute a duplicate original.

        8.6    This Agreement constitutes the entire agreement between the Parties, and supersedes any and all prior agreements or understandings, written or oral, between them relating to the subject matter of this Agreement. No other promises or agreements shall be binding upon the Parties with respect to this subject matter unless contained in or attached to this Agreement, or separately agreed to in writing and signed by an authorized representative of each of the Parties.

        8.7    The undersigned represent and warrant that they have authority to execute this Agreement on behalf of the respective Parties and to carry out all obligations imposed hereunder. The undersigned have read, understand, and agree to the terms of this Agreement and have had the opportunity to consult with counsel regarding this Agreement.

        8.8    The Parties acknowledge that the terms of this Agreement are contractual and are the result of negotiations between the Parties and their counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement. This Agreement shall not be construed against any party as if that party had drafted it.

        8.9    In the event any litigation is commenced to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled, in addition to any other available remedies, to reasonable attorneys' fees and costs.

        Cross and Licensee hereby enter into this Agreement as of the Effective Date.

CROSS MEDICAL PRODUCTS, INC.
DATED:	April 24, 2003	/s/ JOSEPH A. MUSSEY By: Joseph A. Mussey Its: President
LICENSEE
DATED:	April 24, 2003	/s/ SHUNSHIRO YOSHIMI By: Shunshiro Yoshimi Its: CEO

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LICENSE AGREEMENT
RECITALS
ARTICLE 1. DEFINITIONS
ARTICLE 2. LICENSE GRANT
ARTICLE 3. ROYALTY AND PAYMENTS
ARTICLE 4. REPRESENTATIONS AND WARRANTES
ARTICLE 5. TERM AND TERMINATION
ARTICLE 6. ASSIGNMENTS
ARTICLE 7. NOTICES
ARTICLE 8. GENERAL PROVISIONS